UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. _2_ )*


                                  Technip S.A.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    878546209
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2009
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [ ] Rule 13d-1(d)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  878546209

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Causeway Capital Management LLC
95-4861680
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [ ]
                                     (b) [ ]
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3.   SEC USE ONLY
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4.   CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
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NUMBER OF         5. SOLE VOTING POWER                      4,029,047
SHARES            --------------------------------------------------------------
BENEFICIALLY      6. SHARED VOTING POWER                    0
OWNED BY          --------------------------------------------------------------
EACH              7. SOLE DISPOSITIVE POWER                 4,756,416
REPORTING         --------------------------------------------------------------
PERSON            8. SHARED DISPOSITIVE POWER               0
WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,756,416
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.35 %
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
             IA
--------------------------------------------------------------------------------


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Item 1(a).  Name of Issuer:

            Technip S.A.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            6-8 Allee de L'Arche
            92973 Paris La Defense Cedex, France
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Causeway Capital Management LLC
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            11111 Santa Monica Blvd.
            15th Floor
            Los Angeles, CA 90025
------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            Delaware, USA
------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Ordinary Shares
------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            878546209
------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    [ ] Broker or dealer registered under Section 15 of the Act (15  USC
                78o);

     (b)    [ ] Bank as defined in Section 3(a)(6) of the Act (15 USC 78c);

     (c)    [ ] Insurance  company  as  defined in  Section  3(a)(19) of the Act
                (15 USC 78c);

     (d)    [ ] Investment company registered under Section 8 of the  Investment
                Company Act of 1940 (15 USC 80a-8);

     (e)    [X] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)
                (E);


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     (f)    [ ] An employee benefit plan or endowment fund in  accordance   with
                ss. 240.13d-1(b)(1)(ii)(F);

     (g)    [ ] A parent holding company or control  person in  accordance  with
                ss. 240.13d-1(b)(1)(ii)(G);

     (h)    [ ] A savings association as defined in Section 3(b) of the  Federal
                Deposit Insurance Act (12 USC 1813);

     (i)    [ ] A  church  plan  that  is  excluded  from  the  definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 USC 80a-3);

     (j)    [ ] A non-U.S.institution in accordance with ss. 240.13d-1(b)(1)(ii)
                (J);

     (k)    [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

If   filing   as   a   non-U.S.    institution    in    accordance    with   ss.
240.13d-1(b)(1)(ii)(J), please specify The type of institution:
                                                               ----------------
Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 4,756,416

     (b) Percent of class: 4.35%

     (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 4,029,047

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 4,756,416

          (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

         The investment advisory clients of the Reporting Person have the right to receive dividends and sales proceeds from such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2010

                                    /s/ Gracie V. Fermelia
                                    ----------------------
                                    Gracie V. Fermelia
                                    Chief Compliance Officer